Exhibit 19.1

INSIDER TRADING POLICY

1.PURPOSE
GitLab Inc. (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Because stock is an important part of the Company’s compensation program, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) to promote compliance with insider trading laws.
Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities on the basis of that information or discloses MNPI to someone else who trades on the basis of that information.
If you are considering trading our stock or other securities, please keep these three key points in mind:
●Never buy or sell our securities based on MNPI;
●Keep all MNPI confidential, including from your family and friends; and
●When in doubt about whether you have MNPI, ask before trading.
Team members are responsible for understanding and following this Policy and for the consequences of any actions they may take. Our Chief Legal Officer (“CLO”) will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any Rule 10b5-1 Plans (plans that permit insiders to sell Company securities on a pre-determined schedule that the insider does not control, discussed more fully later in this Policy).
2.PERSONS COVERED BY THIS POLICY
This Policy applies to our team members, contractors, consultants and Board members (collectively, “Team Members”), as well as to their immediate family members, people sharing their households and anyone subject to their influence or control. It applies as well to entities such as venture capital funds, partnerships, trusts and corporations which are associated or affiliated with our Team Members; provided, however, that this Policy shall not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own written insider trading controls and procedures in compliance with applicable securities laws, and such policy or policies have been provided or made available to the Company’s CLO (including any amendments thereto from time to time). An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father- in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities in this Policy collectively as “Insiders.”

Additional trading restrictions in this Policy apply to our officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and directors (together with the officers, the “Section 16 Insiders”) and to the individuals listed on Exhibit A (“Designated Insiders”) who are not Section 16 Insiders but who have regular access to MNPI in the normal course of their job. The list of Designated Insiders may be modified by our CLO from time to time.
If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material.
Additionally, the Company will not transact in its securities unless in compliance with applicable U.S. securities laws, rules and regulations.
3.WHAT THIS POLICY COVERS
The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information.
“Material information” is information about our Company, positive or negative, that a reasonable stockholder would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or its securities.
Examples of material information may include:
●historical or forecasted revenues, earnings or other financial results;
●significant new products or services or other product developments;
●significant new contracts or partners or the loss of a significant contract or partner;
●significant developments regarding the Company’s technology or business operations;
●possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
●major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
●significant cybersecurity incidents or data breaches;
●significant developments in borrowings, or financings or capital investments;
●significant changes in financial condition or asset value or liquidity issues;
●changes in our Board or senior management;
●significant changes in corporate strategy;
●restatements of historical financial statements;
●changes in accounting methods and write-offs; and
●stock offerings, stock splits or changes in dividend policy.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.
“Nonpublic” means that the confidential information has not yet been shared broadly outside the Company. Please remember as well that we may possess confidential information relating to, belonging to or impacting our customers, partners or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information. Otherwise, you can be liable for trading in another company’s securities while in possession of MNPI about that company or for disclosing such information to others who may trade while in possession of it. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes MNPI that could impact another company, including a company not involved in the transaction, you could be liable for engaging in transactions involving the securities of such other company (as well as transactions involving the Company’s securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company. If a Team Member is not sure whether information is considered public, they should either consult with our CLO or assume that the information is nonpublic and treat it as confidential.
This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.
4.PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS
Insider Restrictions
The following is a list of prohibited activities for all Insiders:
●Trade our securities while in possession of any MNPI (other than pursuant to a 10b5-1 Plan or a non-Rule 10b5-1 trading arrangement (as defined below) entered into in accordance with this Policy).
●Trade our securities outside of an Open Window or during a Closed Window designated by our CLO (other than pursuant to a 10b5-1 Plan or a non-Rule 10b5-1 trading arrangement entered into in accordance with this Policy). See the definition of “Open Window” and “Closed Window” below.
●Unless approved in advance by our CLO, make a gift, charitable contribution or other transfer without consideration, of our securities during a period when the Insider cannot trade.
●Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our CLO.
●Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
●Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
●Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
●Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
●Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our CLO.
●Distribute our securities to limited partners, general partners or stockholders of any entity outside of an Open Window or during a Closed Window, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next Open Window.

●Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company.
Additional Restrictions Applicable to Section 16 Insiders and Designated Insiders
All of the restrictions noted above for Insiders also apply to our Section 16 Insiders and Designated Insiders.
All members of the Company’s E-Group and all direct reports of the Company’s Chief Executive Officer may not trade in our securities other than pursuant to an approved 10b5-1 Plan or non-Rule 10b5-1 trading arrangement entered into in accordance with this Policy.
Prior to trading our securities, members of our Board and Designated Insiders must obtain pre-approval from our CLO by: (a) providing written notification via email of the amount and nature of the proposed trade, (b) certifying no earlier than two business days prior to the proposed trade that you have no MNPI and (c) receiving email confirmation from our CLO approving the trade, which approval can be granted or denied at their discretion. You may satisfy (a) and (b) by emailing the required information and certification to our CLO at tradingpreclearance@gitlab.com and must notify our CLO promptly via email of any changes to the certification in (b) prior to the proposed trade.
Exceptions to Prohibited Activities
The trading restrictions of this Policy do not apply to the following:
●401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
●ESPP. Purchasing our stock through periodic, automatic payroll contributions under our Employee Stock Purchase Plan. Team Members, other than the Company’s Chief Executive Officer and each direct report of the Company’s Chief Executive Officer, may make changes in elections under the ESPP outside of an Open Window or during a Closed Window. Neither the Company’s Chief Executive Officer nor any direct report of the Company’s Chief Executive Officer may make any decrease in such participant’s elections under, or withdraw from, the ESPP outside an Open Window or during a Closed Window. Moreover, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.
●Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plan and that does not involve a sale of shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net settlement arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same- day sales”) are subject to trading restrictions under this Policy.
●RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non- discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
Other Legal Restrictions
The trading prohibitions of this Policy are not the only stock-trading rules and regulations Team Members need to follow. Team Members should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Insiders, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Each Insider must maintain, hold, and trade their Company equity (in a Company controlled account, unless an exception has been previously approved by the CLO for administrative complications or due to legal or regulatory requirements. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our CLO.
5.WHEN TRADING IS ALLOWED
To promote compliance with insider trading laws, we have designated periods where Insiders can trade in our securities, which are described below:
Open Windows and Closed Windows
●You Can Only Trade in an Open Window. Other than pursuant to an approved 10b5-1 Plan or a non-Rule 10b5-1 trading arrangement, Insiders are allowed to trade our securities only during an Open Window, which opens after the close of trading on the second full trading day following the widespread public release of our quarterly or year-end operating results, and closes at the close of trading on the first calendar day of the third month of the then-current quarter. For example, if we publicly announce our quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade our securities is after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading). However, if we announce quarterly financial results after trading begins on that Tuesday, then the first time the Insider can trade is after the close of market on Thursday (effectively at the opening of the market on Friday for regular trading).
●Even During an Open Window, You Are Not Allowed to Trade While in Possession of MNPI. Even during an Open Window, a Team Member still may not trade our securities if they possess MNPI at that time. An Insider who possesses MNPI during an Open Window may only trade our securities after the close of trading on the third full trading day following our widespread public release of that MNPI.
●You Cannot Trade During a Closed Window. Even during an Open Window, our CLO, at their discretion, may designate special Closed Windows that apply to specific individuals or groups of people (including all Insiders) for as long as our CLO determines. No Insider may trade our securities during any such Closed Window. Additionally, no Insider subject to a Closed Window may tell anyone not subject to the Closed Window that a Closed Window has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
Permitted Trades Under 10b5-1 Plans
We allow Insiders to trade in our securities while in possession of MNPI, outside of an Open Window or during a Closed Window, pursuant to a “10b5-1 Plan.”
What Is a 10b5-1 Plan? A 10b5-1 Plan is a written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of MNPI as contemplated in Rule 10b5- 1.
Who Can Enter Into a 10b5-1 Plan? We allow any Section 16 Insiders and Designated Insiders to enter into a 10b5-1 Plan. Because Designated Insiders are more likely than other Insiders to have access to MNPI, we strongly encourage all of our Designated Insiders to establish a 10b5-1 Plan for trading. In addition, we require our Section 16 Insiders and Chief Executive Officer’s direct reports to trade pursuant to a 10b5-1 Plan.
How Do I Adopt a 10b5-1 Plan? We have engagedMorgan Stanley to administer our 10b5-1 Plans and any 10b5-1 Plan that you adopt must be adopted through Morgan Stanley. If you are interested in setting up a 10b5-1 Plan, you should consult with our CLO or her designee for the purpose of this Policy and make sure that:
●The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy.
●You have certified to our CLO in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) you are not and, to your knowledge, will not be, aware of MNPI, (ii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, (iii) you are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) you will act in good faith with respect to the 10b5-1 Plan throughout its duration. This certification may be made in an email to our CLO. You must notify the CLO promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
●The first trade under the 10b5-1 Plan does not occur for a Section 16 Insider: until the later of
(A) ninety-one (91) days after adoption of the 10b5-1 Plan and (B) three (3) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 121 days following the adoption of the 10b5-1 Plan), following our CLO’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period.”
●The 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix.
●The 10b5-1 Plan is adopted during an Open Window and not during any Closed Window.
An individual may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
Approval of a 10b5-1 Plan by our CLO and/or acknowledgment of a 10b5-1 Plan by the Company shall not be considered a determination by us or our CLO that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
How Do I Modify a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our CLO to make certain changes to it. Modifying or changing the amount, price or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating your existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. We discourage you from making multiple Plan Modifications, as that may give the appearance that you are trading on MNPI under the guise of that plan. Plan Modifications can only be made during an Open Window and not during any Closed Window and only when you are not in possession of MNPI. For other modifications to a 10b5-1 Plan, you must notify our CLO of such modification in writing at least two business days prior to the modification and such modification must be approved by the CLO.
How Do I Terminate a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our CLO to terminate it.
Other Trading Arrangement
Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the CLO.
6.THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS
The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and
$25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
7.CONSEQUENCES OF VIOLATING THIS POLICY
We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.
8.ADMINISTRATION
The CLO will administer and interpret this Policy and enforce compliance as needed. The CLO may consult with the Company’s outside legal counsel as needed. The CLO may designate other individuals to perform the CLO’s duties under this Policy.
Neither the Company nor the CLO will be liable for any act made under this Policy. Neither the Company nor the CLO is responsible for any failure to approve a trade or for imposing any Closed Window.
9.REPORTING VIOLATIONS
Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our CLO. If you want to submit a concern or complaint regarding a possible violation of this Policy anonymously, you should follow the procedures outlined in our Whistleblower Policy. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.
10.CHANGES TO THIS POLICY
Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics.
11.EFFECTIVE DATE
The effective date of this Policy is [ ], 2025. The amendments to this Policy will not apply to any existing 10b5-1 Plan that was entered into prior to February 27, 2023.

EXHIBIT A

Appendix
Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction Such exceptions are:
●An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
●One later-commencing 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling- Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later-commencing 10b5-1 Plan was deemed to be the date of termination of the earlier-commencing 10b5-1 Plan.
Exceptions to the Single-Trade 10b5-1 Plan Restriction
There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.